Exhibit (a)(5)(C)

PRESS RELEASE

Fidelity National Financial, Inc. Commences Tender Offer for

all Outstanding Shares of J. Alexander’s

Jacksonville, Fla. — (August 6, 2012) — Fidelity National Financial, Inc. (NYSE:FNF), a leading provider of title insurance, mortgage services and restaurant and diversified services, today announced the commencement of a tender offer through its indirect wholly-owned subsidiary, New Athena Merger Sub, Inc. (“New Athena”), for all of the outstanding common stock of J. Alexander’s Corporation (“J. Alexander’s”) (NASDAQ:JAX) for $13.00 per share, net to the seller in cash, without interest and less any required withholding taxes. The tender offer is being made pursuant to an Offer to Purchase, dated August 6, 2012, and in connection with the previously announced Amended and Restated Agreement and Plan of Merger, dated July 30, 2012, among FNF, Fidelity Newport Holdings, LLC (for the limited purposes set forth therein), American Blue Ribbon Holdings, Inc. (for the limited purposes set forth therein), Athena Merger Sub, Inc. (for the limited purposes set forth therein), New Athena and J. Alexander’s.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on Wednesday, September 5, 2012, unless the tender offer is extended. The closing of the tender offer is conditioned on the tender of a number of J. Alexander’s shares that represents at least a majority of the total number of J. Alexander’s shares outstanding and other customary closing conditions. The transaction is not subject to a financing condition. Upon the completion of the tender offer, FNF will acquire all remaining shares of J. Alexander’s through a second-step merger that will result in all shares not tendered in the tender offer being converted into the right to receive $13.00 per share in cash, the same consideration per share as paid in the tender offer. The merger transaction is expected to close in the fourth quarter of 2012, assuming execution of the tender offer process and satisfaction of the conditions to closing.

Today, FNF will file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, containing the Offer to Purchase, form of Letter of Transmittal and related tender offer documents, setting forth in detail the terms and conditions of the tender offer. J. Alexander’s will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of the J. Alexander’s Board of Directors that J. Alexander’s shareholders accept the tender offer and tender their shares to FNF pursuant to the tender offer. As previously disclosed, the J. Alexander’s Board of Directors has unanimously approved the transactions.

The Depositary for the tender offer is Computershare Trust Company, N.A., 250 Royall Street, Suite V, Canton, MA 02021. The Information Agent for the tender offer is Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038. The tender offer materials may be obtained at no charge by directing a request by mail to Georgeson Inc. or by calling toll-free at (866) 261-1047.

About Fidelity National Financial, Inc.

Fidelity National Financial, Inc. (NYSE:FNF), is a leading provider of title insurance, mortgage services and restaurant and other diversified services. FNF is the nation’s largest title insurance company through its title insurance underwriters—Fidelity National Title, Chicago Title, Commonwealth Land Title and Alamo Title—that collectively issue more title insurance policies than any other title company in the United States. FNF also owns a 55% stake in American Blue Ribbon Holdings, an owner and operator of the O’Charley’s, Ninety Nine Restaurant, Max & Erma’s, Village Inn, Bakers Square and Stoney River Legendary Steaks concepts. In addition, among other operations, FNF owns minority interests in Ceridian Corporation, a leading provider of global human capital management and payment solutions and Remy International, Inc., a leading designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles. More information about FNF can be found at www.fnf.com.

Important Information about the Tender Offer

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO, CONTAINING AN OFFER TO PURCHASE, FORM OF LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS, FILED BY FNF AND ITS AFFILIATES WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON AUGUST 6, 2012. J. ALEXANDER’S WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 RELATING TO THE TENDER OFFER WITH THE SEC. FNF AND J. ALEXANDER’S WILL MAIL THESE DOCUMENTS TO ALL J. ALEXANDER’S SHAREHOLDERS OF RECORD. THESE DOCUMENTS, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND J. ALEXANDER’S SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. THE TENDER OFFER MATERIALS MAY BE OBTAINED AT NO CHARGE BY DIRECTING A REQUEST BY MAIL TO GEORGESON INC.,

99 WATER STREET, 26TH FLOOR, NEW YORK, NY 10038, OR BY CALLING TOLL-FREE AT (800) 261-1047, AND MAY ALSO BE OBTAINED AT NO CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.

Forward Looking Statements

This press release contains forward-looking statements relating to the potential acquisition of J. Alexander’s by FNF and its affiliates, including the expected date of closing of the acquisition and the potential benefits of the transaction. The actual results of the transaction could vary materially as a result of a number of factors, including: uncertainties as to how many of shareholders of J. Alexander’s will tender their stock in the offer, the possibility that competing offers will be made and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FNF’s Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements reflect FNF’s expectations as of the date of this press release. FNF undertakes no obligation to update the information provided herein.

CONTACT:

Fidelity National Financial, Inc.

Daniel Kennedy Murphy, 904-854-8120

Senior Vice President and Treasurer

dkmurphy@fnf.com

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